Exhibit 99

               ConocoPhillips Second-Quarter 2006 Interim Update


    HOUSTON--(BUSINESS WIRE)--July 6, 2006--This update is intended to give an overview of market and operating conditions experienced by ConocoPhillips (NYSE:COP) during the second quarter of 2006. The market indicators and company estimates may differ considerably from the company's actual results scheduled to be reported on July 26, 2006.


    Highlights - Second-Quarter 2006 vs. First-Quarter 2006

    --  Exploration and Production

        --  Higher crude oil prices.

        --  Lower U.S. natural gas prices.

        -- Higher worldwide production, reflecting the impact of Burlington Resources and make-up volumes in Libya.

    --  Refining and Marketing

        --  Higher worldwide refining margins.

        --  Continued pressure on worldwide marketing margins.

        -- Worldwide refining capacity utilization rate in the low-90-percent range.

        --  Decreased turnaround activity and costs.

    --  LUKOIL Investment

        --  Ownership of approximately 18 percent at quarter end.

        --  Higher estimated earnings.

    --  Midstream, Chemicals and Emerging Businesses

        -- Midstream results expected to be similar to the previous quarter.

        -- Results from the Chemicals and Emerging Businesses segments anticipated to be lower than the previous quarter.

    --  Corporate

        --  Higher interest expense.

        --  Debt balance of approximately $29.5 billion.


    Exploration and Production (E&P)

    The table below provides market price indicators for crude oil and natural gas. The company's actual crude oil and natural gas price realizations may vary from these market indicators due to quality and location differentials, as well as the effect of pricing lags.



Market Indicators

                                                   2Q 2006
                                                     vs.
                               2Q 2006   1Q 2006   1Q 2006   2Q 2005
---------------------------------------------------------------------
Dated Brent ($/bbl)             $69.62    $61.75     $7.87   $51.59
---------------------------------------------------------------------
WTI ($/bbl)                      70.40     63.28      7.12    53.03
---------------------------------------------------------------------
ANS USWC ($/bbl)                 68.78     60.87      7.91    50.04
---------------------------------------------------------------------
Henry Hub first of month
 ($/mmbtu)                        6.80      9.01     (2.21)    6.74
---------------------------------------------------------------------
                                                       Source: Platts


    The company completed its acquisition of Burlington Resources Inc. on March 31. The impact of the Burlington Resources assets and operations will be reflected in second-quarter earnings and operating statistics for the entire period. Second-quarter production on a barrel-of-oil equivalent (BOE) per day basis, including Syncrude and excluding LUKOIL, is expected to be approximately 30 percent higher than the previous quarter. In addition to the inclusion of Burlington Resources' production, the company had initial crude oil liftings from Libya, including the make-up of a portion of the company's underlift position, partially offset by lower production in the United Kingdom due to planned maintenance.
    Second-quarter exploration expenses are expected to be approximately $155 million before-tax. In addition to the inclusion of the Burlington Resources exploration program, the company is expected to have higher geological and geophysical expenditures than the previous quarter.

    Refining and Marketing (R&M)

    The table below provides market indicators for regions where the company has significant refining operations. The Weighted U.S. 3:2:1 margin is based on the geographical location and capacity of ConocoPhillips' U.S. refineries. Realized refining margins may differ due to the company's specific locations, configurations, crude oil slates or operating conditions. The company's refining configuration generally yields somewhat higher distillate volumes and lower gasoline volumes than those implied by the market indicators shown below. In addition, marketing margins may differ significantly from the U.S. wholesale gasoline marketing indicator due to the product mix, distribution channel and location of the company's refined product sales.



Market Indicators ($/bbl)

                                                   2Q 2006
                                                     vs.
                               2Q 2006   1Q 2006   1Q 2006   2Q 2005
---------------------------------------------------------------------
Refining Margins
---------------------------------------------------------------------
    East Coast WTI 3:2:1        $15.21     $7.52     $7.69    $8.80
---------------------------------------------------------------------
    Gulf Coast WTI 3:2:1         17.26      8.28      8.98     9.63
---------------------------------------------------------------------
    Mid-Continent WTI 3:2:1      19.60      9.81      9.79    11.51
---------------------------------------------------------------------
    West Coast ANS 3:2:1         32.47     18.87     13.60    22.20
---------------------------------------------------------------------
    Weighted U.S. 3:2:1          20.39     10.56      9.83    12.35
---------------------------------------------------------------------
    NW Europe Dated Brent
     3:1:2                       15.20     10.18      5.02    15.09
---------------------------------------------------------------------
WTI/Maya Differential (trading
 month)                          15.69     15.61      0.08    13.04
---------------------------------------------------------------------
U.S. Wholesale Gasoline
 Marketing                        1.83      0.71      1.12     2.05
---------------------------------------------------------------------
                                                       Source: Platts


    Worldwide refining margins for the second quarter are expected to be significantly higher than the first quarter, as indicated in the table above. Light-heavy crude oil differentials remained strong and turnaround activity decreased in the second quarter. Turnaround costs are expected to be approximately $120 million before-tax.
    The company's average crude oil refining capacity utilization rate for the second quarter is expected to be in the low-90-percent range. This represents an increase from the first quarter, which was impacted by significant turnaround activity and unplanned downtime. The return to normal operations during the second quarter for most of the company's domestic refineries more than offset the impact of an extended full plant turnaround at the Trainer, Pa., refinery and other unplanned downtime.

    LUKOIL Investment

    In the second quarter of 2006, OAO LUKOIL (LUKOIL) publicly released results for the fourth quarter of 2005 and the first quarter of 2006. As a result, the LUKOIL Investment segment earnings for the second quarter are expected to include a benefit of approximately $80 million due to alignment of the company's estimate of LUKOIL's net income to actual results.
    Second-quarter 2006 results also are expected to reflect higher estimated crude oil prices and refining margins than estimated in the first quarter of 2006 and increased ownership interest.

    Corporate and Other

    As expected, Corporate expenses are anticipated to be significantly higher in the second quarter due to increased interest expense associated with a higher average debt balance attributable to the Burlington Resources acquisition and other related charges. In addition, the weakening of the U.S. dollar is expected to result in negative foreign currency impacts.
    As a result of tax rate reductions recently enacted in Canada and in the state of Texas, the company expects to record a second-quarter earnings benefit in the range of $0.25 per share. These anticipated benefits will primarily impact the company's E&P segment.
    The company's debt balance is expected to be approximately $29.5 billion at the end of the second quarter. The number of weighted-average diluted shares outstanding during the second quarter is expected to be 1,678 million shares.

    CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR"
PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

    This update contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. The statements in this update are based on activity from operations for the first two months of the second quarter of 2006 and include estimated results for June and, as such, are preliminary and are estimates. All of the forward-looking data is therefore subject to change. Actual results, which will be reported in the company's earnings release for the second quarter of 2006 on July 26, 2006, may differ materially from the estimates given in this update.
    Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, crude oil and natural gas prices; refining and marketing margins; potential failure to achieve, and potential delays in achieving expected reserves or production levels from existing and future oil and gas development projects due to operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas; unsuccessful exploratory drilling activities; lack of exploration success; potential disruption or unexpected technical difficulties in developing new products and manufacturing processes; potential failure of new products to achieve acceptance in the market; unexpected cost increases or technical difficulties in constructing or modifying company manufacturing or refining facilities; unexpected difficulties in manufacturing, transporting or refining synthetic crude oil; international monetary conditions and exchange controls; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; general domestic and international economic and political conditions, as well as changes in tax and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission (SEC). Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
    Cautionary Note to U.S. Investors -- The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Production is distinguished from oil and gas production because SEC regulations define Syncrude as mining-related and not part of conventional oil and natural gas reserves. The company uses certain terms in this release, such as "includes Syncrude," that the SEC's guidelines strictly prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosure in the company's periodic filings with the SEC, available from the company at 600 North Dairy Ashford Road, Houston, Texas 77079 and the company's Web site at www.conocophillips.com/investor/sec. This information also can be obtained from the SEC by calling 1-800-SEC-0330.



    CONTACT: ConocoPhillips